EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Jerry S. Buckley (Media)
(856) 342-6007
Leonard F. Griehs (Analysts)
(856) 342-6428

CAMPBELL ANNOUNCES NEW ORGANIZATION STRUCTURE FOR NORTH AMERICAN BUSINESS UNITS

MARK SARVARY IS NAMED PRESIDENT OF CAMPBELL NORTH AMERICA

     CAMDEN, N.J., FEBRUARY 12, 2004 – (NYSE:CPB) Campbell Soup Company today announced a new organization structure for its North American business to enhance its marketplace momentum. The alignment is designed to improve speed to market, better leverage resources and increase efficiency. The new division, Campbell North America, had sales of approximately $5 billion last fiscal year and is comprised of the following business units:

•	U.S. Soup, Sauces and Beverages, which includes U.S. soup, sauces, beverages and prepared foods

•	Campbell Away From Home, and Canada, Mexico and Latin America

•	Pepperidge Farm

•	Godiva Worldwide

     Mark Sarvary, who is being appointed Executive Vice President and President—Campbell North America, will lead the new division. Sarvary will report to Campbell’s President and Chief Executive Officer, Douglas R. Conant.

     Sarvary, 44, joined Campbell in 2002 as President of Pepperidge Farm. Under his leadership, Pepperidge Farm has continued to deliver solid growth. Sarvary, a former senior executive at Nestle USA, was Chief Executive Officer of J. Crew Group, Inc. from 1999 to 2002.

     Sarvary will be responsible for all North American operations and for Godiva Worldwide. The presidents of the four business units will report to Sarvary. A description of the units and their leadership follows:

•	U.S. Soup, Sauces and Beverages: This new business unit will include the U.S. soup, sauces and beverages businesses, and it will be responsible for Campbell’s U.S. supply chain, research and development, and sales organizations. The new unit had sales of approximately $3 billion last fiscal year and includes such leading brands as Campbell’s condensed soups, Campbell’s Chunky, Select, and Soup at Hand ready-to-serve soups, and Swanson broths. It also includes V8 beverages, Pace Mexican sauces, Prego pasta sauces, and Franco American pasta and gravies.

     Larry McWilliams is being appointed President—U.S. Soup, Sauces and Beverages. McWilliams, 47, joined Campbell in February 2001 as Chief Customer Officer. In August 2002 he was named President of North America Soup, Campbell’s largest business. Under his leadership, Campbell has strengthened its U.S. soup franchise through investments in quality, consumer marketing, and new products and packaging, including Campbell’s Soup At Hand, the highly successful single-serve, microwavable soup. McWilliams joined Campbell from the Coca-Cola Company where he was General Manager of the $1.3 billion Minute Maid division.

•	Away From Home and Canada, Mexico and Latin America: This new unit includes Campbell’s U.S. foodservice business as well as Campbell’s businesses in Canada, Mexico and Latin America. Archie van Beuren is being appointed President—Away From Home and Canada, Mexico and Latin America. Since 1998, van Beuren, 46, has been President of Godiva Chocolatier. He joined Campbell in 1983 and has held several marketing and management positions, including General Manager of Campbell’s operations in the U.K.

•	Pepperidge Farm: Pepperidge Farm is the market leader in premium bread, cookies and crackers in the U.S. Its leading brands include Goldfish crackers, Pepperidge Farm cookies and Farmhouse breads. Jay Gould, 44, Chief Marketing Officer of Pepperidge Farm, is being appointed President of Pepperidge Farm, succeeding Sarvary. Gould joined Campbell in December 2002 from the Coca-Cola Company, where he was most recently Vice President—Portfolio Development and Innovation, Global Marketing Division.

•	Godiva: Godiva is one of the most recognized luxury brands in the world. Jim Goldman is being appointed President of Godiva Chocolatier. Goldman, 45, came to Campbell in 2001 as President of North America Sauces and Beverages. Under his leadership, Campbell has strengthened businesses such as V8 vegetable juices and Pace Mexican sauces. Goldman joined Campbell from Nabisco where he was President of the Lifesavers Candy Company.

     All appointments are effective March 15, 2004.

     Commenting on the new North American organization structure, Conant said, “We have made important progress during the past three years, but there is much more that we can do. We must be more agile, improve the speed of our decisions and have more integrated planning and execution. We are determined to meet the needs of our consumers and customers faster, better and more completely than the competition.”

     “This is especially true in our U.S. soup, sauces and beverages businesses. We have significantly strengthened the key brands in this portfolio through focus and innovation. To improve our organization agility and execution, we will more effectively integrate resources from functional areas such as supply chain, research and development, and sales. This new structure should make Campbell more competitive and more responsive to our customers and consumers.”

     Commenting on Sarvary’s appointment, Conant continued, “Mark Sarvary is a talented executive who is adept at managing large and complex consumer businesses with a focus on breakthrough thinking and innovation. He has clearly demonstrated his ability to contribute to Campbell’s transformation. In this new role, he will provide more operational focus on our biggest businesses and enable me and our corporate functional leaders to focus more attention on driving our strategic agenda. I am confident that Mark, working closely with the presidents of our North American business units and our corporate executive team, will help Campbell continue to build momentum in the marketplace.”

Forward-Looking Statements

     This release contains “forward-looking statements” which reflect the company’s current expectations about its future plans and performance. These forward-looking statements rely on a number of assumptions and estimates which could be inaccurate and which are subject to risks and uncertainties. Actual results could vary materially from those anticipated or expressed in any forward-looking statement made by the company. Please refer to the company’s most recent Form 10-K and subsequent filings for a further discussion of these risks and uncertainties. The company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.

About Campbell Soup Company

     Campbell Soup Company is a global manufacturer and marketer of high quality soup, sauce, beverage, biscuit, confectionery and prepared food products. The Company is 134 years old, with nearly $7 billion in annual sales and a portfolio of more than 20 market-leading brands. For more information on the company, visit Campbell’s website on the Internet at www.campbellsoup.com.

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